Exhibit 99.1
Contact:
Andrea Williams
Mindspeed Technologies, Inc.
(949) 579-3111
MINDSPEED® ANNOUNCES PRICING OF COMMON STOCK OFFERING
NEWPORT BEACH, Calif., August 14, 2009 —Mindspeed Technologies, Inc. (NASDAQ: MSPD) today announced the pricing of an underwritten public offering of 4.75 million shares of its common stock at a public offering price of $2.05 per share. The company expects to receive gross proceeds from the offering of approximately $9.74 million before deducting underwriting discounts and commissions and other expenses. The offering is expected to close on August 19, 2009, subject to the satisfaction of customary closing conditions. On August 13, 2009, the last reported sales price of Mindspeed common stock on the Nasdaq Global Market was $2.50.
     Cowen and Company, LLC is acting as the sole underwriter. Information about the offering will be available in the prospectus supplement and accompanying prospectus for the offering to be filed with the Securities and Exchange Commission (SEC).
     The offering is being made under the company’s shelf registration statement filed with and declared effective by the SEC. The offering is being made solely by means of a written prospectus supplement and accompanying prospectus. The securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction. Printed copies of the prospectus supplement relating to the offering may be obtained at the SEC website at http://www.sec.gov or from the offices of Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106.
     The company exempted the investors’ acquisition of the securities in the offering from its newly adopted Section 382 rights agreement. However, investors that acquire
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securities in the offering will be subject to the applicable restrictions and limitations set forth in the Section 382 rights agreement, including, for those investors that own, or will own, 4.9 percent or more of Mindspeed’s securities after the completion of the offering, the restriction from acquiring additional Mindspeed securities (other than those that were acquired in the offering) constituting one-half of one percent (0.5 percent) or more of Mindspeed’s securities outstanding as of the date of the Section 382 rights agreement, as provided in the Section 382 rights agreement.
About Mindspeed Technologies®
     Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide area networks.
     The company’s three key product families include high-performance analog transmission and switching solutions, multiservice access products designed to support voice and data services across wireline and wireless networks, and WAN communications solutions including T/E carrier physical-layer and link-layer devices as well as ATM/MPLS network processors.
     Mindspeed’s products are used in a wide variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the closing of the offering of common stock and the filing of a prospectus supplement with the SEC. Actual results may differ materially from the results anticipated in these forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to: cash requirements and terms and availability of financing; future operating losses; worldwide political and economic uncertainties, and specific conditions in the markets we address; fluctuations in the price of our common stock and our operating results; loss of or diminished demand from one or more key customers or distributors; our ability to attract and retain qualified personnel; constraints in the supply of wafers and other product components from our third-party manufacturers; doing business internationally; pricing pressures and other competitive factors; successful development and introduction of new products; our ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; industry consolidation; order and shipment uncertainty; our ability to obtain design wins and develop revenues from them; lengthy sales cycles; the expense of and our ability to defend our intellectual property against infringement claims by others; product defects and bugs; business acquisitions and investments; our ability to utilize our net operating loss carryforwards and certain other tax attributes; and methods, estimates and judgments we use in applying our accounting policies. Risks and uncertainties that could cause the company’s actual results to differ from those set forth in any forward-looking statement are discussed in more detail under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2009, as well as similar disclosures in the company’s subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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